Exhibit 10.2

July 26, 2012

Claus Christiansen

Nordic Bioscience Clinical Development VII a/s

Herlev Hovedgade 207

DK-2730 Herlev, Denmark

Phone: +45 3696 4595

Re:                             Amendment to March 29, 2011 Letter Agreement regarding understanding with respect to stock issuable in connection with services pursuant to a future Work Statement NB-2 between Nordic Bioscience Clinical Development VII a/s (“NB”) and Radius Health, Inc. (“Radius”)

Dear Claus:

Radius and NB entered into the certain letter agreement dated March 29, 2011 concerning that certain Clinical Trial Services Agreement dated as of the March 29, 2011 (the “CTS Agreement”) and a Stock Issuance Agreement (the “SI Agreement”) pursuant to which Radius is issuing certain shares of Series A-5 Preferred Stock to NB, which shares entitle the holder to receive certain stock dividends payable in shares of Series A-6 Preferred Stock (the “March 29, 2011 Agreement”).  The March 29, 2011 Agreement provided that if Radius and NB entered into a certain Work Statement NB-2 under the CTS Agreement for the performance of a “Six Month Phase 2 Study of BA058 Presented as a Coated Transdermal Microarray Delivery System (BA058 sMTS) in the Treatment of Postmenopausal Women with Osteoporosis” then NB shall be paid a portion of the purchase price for the Services that are the subject of such Work Statement NB-2 in cash and the balance shall be paid by issuance to NB of shares of Radius Series A-6 Convertible Preferred Stock.  The March 29, 2011 Agreement provided that the stock issuance portion of the purchase price shall be worth at least $4,000,000 and shall be made pursuant to a SI Agreement with terms and provisions identical to those set forth in the SI Agreement except for changes necessary to reflect the then status of Radius as a public company.

The parties now wish to amend the March 29, 2011 Agreement to reduce the value of the stock to be issued to NB pursuant to the SI and hereby agree to amend the last sentence of paragraph 1 of the March 29, 2011 Agreement to read in full as follows:

“The stock issuance portion of the purchase price shall be worth at least $2,919,945 and shall be made pursuant to a SI Agreement with terms and provisions identical to those set forth in the SI Agreement except for changes necessary to reflect the then status of Radius as a public company.”

This letter agreement may be executed in counterparts, each of which will be deemed an original with all such counterparts together constituting one instrument.  Except to the extent expressly amended by this letter agreement, all of the terms, provisions and conditions of the March 29, 2011 Agreement are hereby ratified and confirmed and shall remain in full force and effect.

If you agree to the foregoing, please execute both counterparts of this letter agreement and return one fully executed counterpart to the undersigned.  The other counterpart is for your records.

Sincerely yours,

/s/ B. Nicholas Harvey
B. Nicholas Harvey
Sr. Vice President and Chief Financial Officer

AGREED AND ACCEPTED

/s/ Claus Christiansen
Claus Christiansen, MD
Authorized Signatory, Nordic Bioscience Clinical Development VII a/s